Exhibit 99.1

Akers Biosciences Announces Q3 2018 Earnings

Sales of Flagship PIFA Heparin PF/4 Rapid Assay Products Up 16% over Q3 2017; Company Continuing to Evaluate Strategic Alternatives to Maximize Shareholder Value

THOROFARE, N.J., November 15, 2018 (GLOBE NEWSWIRE) – Akers Biosciences, Inc. (NASDAQ: AKER) (AIM: AKR.L), (“Akers Bio” or the “Company”), a developer of rapid health information technologies, reports its financial results for the three and nine months ended September 30, 2018. A Form 10-Q containing the full financial statements is available for viewing on the Company’s website at www.akersbio.com or www.sec.gov.

Q3 Financial Summary:

●	Q3 total revenue $557,089 (Q3 2017: $675,831)

o	Revenue from flagship PIFA Heparin PF/4 Rapid Assay products increased by 16% to $567,262 (Q3 2017: $490,058), with the increase principally on account of filling open backorders
o	Revenue from breathalyzer product sales utilizing MPC Biosensor technology decreased by 118% to $(18,798) (Q3 2017: $104,094), on account of our settlement with Pulse, and a decline in the sales of Breath Alcohol products

●	Q3 gross profit margin declined to 14% (Q3 2017: 52%), principally on account of the Pulse litigation settlement which resulted in a write off of BreathScan OxiChek™ products in the aggregate amount of $218,799

●	Q3 operating expenses increased by 109%

o	Administrative expenses increased by 108% to $1,706,651 (Q3 2017: $819,565)
o	Sales and Marketing expenses decreased by 3% to $364,641 (Q3 2017: $377,091)
o	Research and Development expenses decreased by 45% to $160,867 (Q3 2017: $290,447)
o	Litigation Settlement Expenses incurred of $930,000

●	Q3 net loss attributable to shareholders $3,083,949 (Q3 2017: $1,177,644)

●	Cash and marketable securities at September 30, 2018 of $6,167,451 (31 December 2017: $5,450,039)

Q3 Operational Summary:

●	Agreements signed with multiple additional Independent Sales Representative (ISR) organizations to further expand US sales and marketing capabilities for the Company’s rapid test for heparin-induced thrombocytopenia (HIT) - since the start of 2018, Akers Bio has developed sales and marketing coverage through ISRs in 39 of the 50 United States, covering more than 75 per cent of the country’s total population

●	During Q3, antigen yields in the process of extracting antigen from the platelets used to produce our PIFA Heparin PF/4 Rapid Assay products improved, and the Company was able to fill all of its backorders. The Company’s engineers and representatives from its supplier continue to work together to adjust processes in order to restore the yield to appropriate levels, the results of which are not yet determined. Furthermore, the Company is evaluating and testing a resolution that may involve one or more alternative antigen suppliers and processes that may provide a path to restoring yield levels for this product. For each of these potential solutions, the Company will be conducting production validation and stability testing

●	The Company reached an amicable resolution by way of a settlement agreement and release with Pulse Health, LLC. Pursuant to the settlement, the Company paid $930,000 to Pulse and agreed to a permanent injunction and will not make, use, sell or offer to sell the BreathScan OxiChek™ product

Howard R. Yeaton, Chief Executive Officer and interim Chief Financial Officer, commented:

“I am pleased to report growth in revenues of our core PIFA Heparin PF/4 Rapid Assay products over the corresponding quarter of 2017, with the increase principally on account of filling open backorders. The considerable efforts to improve the antigen yields in the process of manufacturing these products has resulted in improved yields, enabling us to fill all backorders. Our dedicated technical sales account executives continue to work with our distribution partners and Independent Sales Representatives to drive awareness and sales of these products.

“Following new leadership’s review of the Company’s commercial and product development strategies, the Company moved into the fourth quarter of the year as a more focused organization, working primarily on the commercialization of our Particle Immuno-Filtration Assay (PIFA®) Technology platform.

“The Board of Directors and officers of the Company are committed to identifying the best pathway to maximizing value for our shareholders. An offering of common stock and warrants for gross proceeds of $2 million last month has boosted the Company’s balance sheet, and I believe this helps to place the Company in a strong position to evaluate strategic alternatives to maximize shareholder value. This process is considering a range of potential strategic alternatives including possible business combinations, while simultaneously supporting the management and employees in the execution of the Company’s current business activities. I look forward to reporting further on this process when appropriate.”

Summary of Statements of Operations for the Three Months Ended September 30, 2018 and 2017

Revenue

Akers’ revenue for the three months ended September 30, 2018 totaled $557,089, an 18% decrease from the same period in 2017. The table below summarizes our revenue by product line for the three months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Product Lines	2018	2017	Percent Change
Particle ImmunoFiltration Assay (“PIFA”)	$567,262	$490,058	16%
MicroParticle Catalyzed Biosensor (“MPC”)	(18,798)	104,094	(118)%
Rapid Enzymatic Assay (“REA”)	-	27,500	(100)%
Other	8,625	16,679	(48)%
Product Revenue Total	557,089	638,331	(13)%
License Fees	-	37,500	(100)%
Total Revenue	$557,089	$675,831	(18)%

Revenue from the Company’s PIFA Heparin/PF4 Rapid Assay products increased 16% to $567,262 (2017: $490,058) during the three months ended September 30, 2018, over the same period of 2017, with the increase principally on account of filling open backorders.

During the six months ended June 30, 2018, we experienced lower yields in the process of extracting antigen from the platelets used to produce our PIFA Heparin product. At these yield levels, our production of this product was under target levels, resulting in backorders. During the three months ended September 30, 2018, our antigen yields improved, and we were able to fill all of our backorders. Our engineers and representatives from our supplier continue to work together to adjust our processes in order to restore the yield to appropriate levels, the results of which are not yet determined.

Furthermore, we are evaluating and testing a resolution that may involve one or more alternative antigen suppliers and processes that may provide a path to restoring yield levels for this product. For each of these potential solutions, we will be conducting production validation and stability testing.

The Company’s dedicated technical sales account executives are supporting over 300 sales representatives of Akers’ U.S. distribution partners, Cardinal Health, Thermo Fisher Scientific and Diagnostica Stago, and the Company’s ISRs. Domestic sales for the three months ended September 30, 2018, of our distributors, Cardinal Health, Thermo Fisher Scientific and Diagnostica Stago, accounted for $529,860 of the total PIFA Heparin/PF4 Rapid Assay related product sales as compared to $441,676 for the same period of 2017.

The Company’s MPC product sales decreased by 118% to $(18,798) (2017: $104,094) during the three months ended September 30, 2018. On account of our settlement with Pulse (as discussed in Note 10 of the footnotes within this Quarterly Report), we repurchased from our U.S. distributor their remaining inventory in the amount of $33,600 for the OxiChek products. In addition, we saw a decline in sales of the Breath Alcohol products.

The Company’s REA products generated $0 (2017: $27,500) during the three months ended September 30, 2018.

Other revenue decreased to $8,625 (2017: $16,679) during the three months ended September 30, 2018 primarily due to a decline in shipping/handling revenue. The category is made up of the sales of miscellaneous raw material components, sub-assembled products and fees billed for shipping and handling charges.

Gross Margin

The Company’s gross margin declined to 14% (2017: 52%) for the three months ended September 30, 2018, principally on account of the Pulse litigation settlement which resulted in a write off of OxiChek products in the aggregate amount of $218,799. Fixed costs within product cost of sales consisted principally of direct personnel costs, manufacturing and warehousing space and depreciation of equipment. Within these fixed costs, direct personnel costs decreased during the period to $76,254 (2017: $88,903). This decrease was a result of fewer personnel being utilized in production related activities.

Cost of sales for the three months ended September 30, 2018 increased to $476,453 (2017: $323,526). The increase was principally attributable to the write off of $218,799 of OxiChek product. Direct cost of sales decreased to 22% of product revenue while other cost of sales increased to 64% for the three months ended September 30, 2018 as compared to 31% and 20% respectively for the same period in 2017 as described above.

Direct cost of sales for the three months ended September 30, 2018 were $122,545 (2017: $196,866). Other cost of sales for the three months ended September 30, 2018 were $353,908 (2017: $126,660).

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2018, totaled $2,636,651, which was a 222% increase as compared to $819,565 for the three months ended September 30, 2017.

The table below summarizes our general and administrative expenses for the three months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Description	2018	2017	Percent Change
Personnel Costs	$287,054	$223,361	29%
Professional Service Costs	727,069	320,081	127%
Stock Market & Investor Relations Costs	122,214	120,807	1%
Other General and Administrative Costs	1,500,314	155,316	866%
Total General and Administrative Expense	$2,636,651	$819,565	222%

Personnel expenses increased by 29% for the three months ended September 30, 2018 as compared to the same period of 2017. An increase in salaries, wages and bonuses to $249,445 (2017: $172,587) was offset by a decline in employee benefit expenses of $14,723 (2017: $22,857).

Professional service costs increased 127% for the three months ended September 30, 2018 as compared to the same period of 2017. A significant increase in legal fees ($394,067 (2017: $258,026)) and accounting and audit expenses ($206,374 (2017: $36,130)) resulted in the change. The increase in the legal and accounting fees were principally in connection with our Board’s recent investigation and the resulting restatement of our previously issued financials, as well as in connection with litigation matters. Configuration and implementation expenses for the planned NetSuite Financial System also contributed to the increased accounting service costs.

Stock market and investor fees increased 1% for the three months ended September 30, 2018. The fees included costs associated with the Company’s nominated advisor, stock transfer agents, investor relations team and stock exchange fees.

Other general and administrative expenses increased by 866%. During the three months ended September 30, 2018, the Company made a lump sum compensation payment of $100,000 to each of the independent directors. In addition, the Board approved the settlement of the Pulse Litigation which resulted in a one-time charge of $930,000. Increases in other general and administrative expenses were also attributable to business insurance costs, totaled $137,256 (2017: $39,902) and computer expenses $58,502 (2017: $7,688) related to the licensing and implementation of the NetSuite Financial System impacted the higher costs.

Sales and Marketing Expenses

Sales and marketing expenses for the three months ended September 30, 2018 totaled $364,641 which was a 3% decrease compared to $377,091 for the three months ended September 30, 2017.

The table below summarizes our sales and marketing expenses for the three months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Description	2018	2017	Percent Change
Personnel Costs	$209,029	$184,835	13%
Professional Service Costs	41,147	67,111	(39)%
Royalties and Outside Commission Costs	68,017	43,635	56%
Other Sales and Marketing Costs	46,448	81,510	(43)%
Total Sales and Marketing Expenses	$364,641	$377,091	(3)%

The U.S. market has been divided into two regional zones, each with a business director that is responsible for recruiting and supporting Independent Sales Representatives (“ISRs”) to target large integrated delivery networks and individual facilities. This strategy requires more experienced and technically knowledgeable sales personnel to interact with surgeons, executive management, laboratory and medical directors. The Company has increased its sales and marketing staff from 4 members on September 30, 2017 to 5 as of September 30, 2018.

Personnel costs increased in the three months ended September 30, 2018 as compared to the same period of 2017, the results of an increase in compensation, commissions and benefit costs to $175,296 (2017: $155,488).

The Company has terminated relationships with several of its professional service providers.

Commissions paid to ISRs totaled $85,370 in the three months ended September 30, 2018 (2017: $9,307) which were offset by an adjustment to the royalties due to ChubeWorkx Guernsey, Ltd (“ChubeWorkx”).

The Company recognized reductions in computer and travel expenses in the three months ended September 30, 2018 ($5,230 (2017: $12,854) and ($26,651 (2017: $37,405), respectively) plus smaller reductions in several other operating categories that resulted in a 43% decrease in other sales and marketing costs.

Research and Development

Research and development expenses for the three months ended September 30, 2018 totaled $160,867, which was a 45% decrease as compared to $290,447 for the three months ended September 30, 2017.

The table below summarizes our research and development expenses for the three months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Description	2018	2017	Percent Change
Personnel Costs	$95,896	$214,369	(55)%
Clinical Trial Costs	-	2,153	(100)%
Professional Service Costs	15,554	41,829	(63)%
Other Research and Development Costs	49,417	32,096	54%
Total Research and Development Expenses	$160,867	$290,447	(45)%

Personnel costs decreased 55% during the three months ended September 30, 2018 as compared to the same period of 2017. The Company’s termination of Dr. Akers in April combined with additional reductions in the number of staff in the department resulted in the decline in personnel costs.

Professional services consisted of fees paid to engineering consultants to address production mold designs, specialized tooling and manufacturing process development, regulatory consultants to assist with governmental filings and facility certifications and the medical director. Engineering service costs decreased to $8,545 (2017: $32,830) and other general and regulatory consulting fees totaled $7,009 (2017: $9,000) in the three months ended September 30, 2018.

Increases in laboratory supplies ($14,948 (2017: $9,325)) and seminar and conference fees ($15,213 (2017: $0)) resulted in an increase of 54% for other research and development costs during the three months ended September 30, 2018.

Other Income and Expense

Other income, net of expense, for the three months ended September 30, 2018 totaled $40,351 as compared to an expense of $68 for the three months ended September 30, 2017.

The table below summarizes our other income and expenses for the three months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Description	2018	2017	Percent Change
Currency Translation (Gain)/Loss	$(634)	$3,195	(120)%
Interest and Dividend Income	(35,545)	(3,127)	1,036%
Other Income	(4,172)	-	N/A
Total Other Income, Net of Expenses	$(40,351)	$68	(59,440)%

Realized gains, interest and dividend income increased to $35,545 (2017: $3,127). The Company’s available capital for investment activities increased significantly due to the capital raise in December 2017 and the subsequent exercises of warrants during the nine months ended September 30, 2018 resulting in the increase in investment income.

Summary of Statements of Operations for the Nine Months Ended September 30, 2018 and 2017

Revenue

Akers’ revenue for the nine months ended September 30, 2018 totaled $1,386,165, a 43% decrease from the same period in 2017. The table below summarizes our revenue by product line for the nine months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Product Lines	2018	2017	Percent Change

Particle ImmunoFiltration Assay (“PIFA”)	$1,183,327	$1,477,726	(20)%
MicroParticle Catalyzed Biosensor (“MPC”)	106,832	259,601	(59)%
Rapid Enzymatic Assay (“REA”)	55,000	27,500	100%
Other	41,006	613,614	(93)%
Product Revenue Total	1,386,165	2,378,441	(42)%
License Fees	-	37,500	(100)%
Total Revenue	$1,386,165	$2,415,941	(43)%

Revenue from the Company’s PIFA Heparin/PF4 Rapid Assay products decreased 20% to $1,183,327 (2017: $1,477,726) during the nine months ended September 30, 2018, over the same period of 2017. The decline in revenues was principally on account of the aforementioned yield matters and the resulting and customer backorders, but our antigen yields improved, and we were able to fill all our backorders from June 30, 2018.

Domestic sales for the nine months ended September 30, 2018, of our distributors, Cardinal Health, Thermo Fisher Scientific and Diagnostica Stago accounted for $1,067,018 of the total PIFA Heparin/PF4 Rapid Assay related product sales as compared to $1,207,372 for the same period of 2017.

The Company’s MPC product sales decreased by 59% to $106,832 (2017: $259,601) during the nine months ended September 30, 2018.

The Company’s REA products generated $55,000 (2017: $27,500) during the nine months ended September 30, 2018.

Other revenue decreased to $41,006 (2017: $613,614) during the nine months ended September 30, 2018. The category is made up of the sales of miscellaneous raw material components, sub-assembled products and fees billed for shipping and handling charges. During the nine months ended September 30, 2017, the Company received an order for manufacturing components totaling $500,000.

Gross Margin

The Company’s gross margin declined to 22% (2017: 64%) for the nine months ended September 30, 2018 principally on account of the decline in revenue against a base of certain fixed costs within product cost of sales. These fixed costs within product cost of sales consisted principally of direct personnel costs, manufacturing and warehousing space, depreciation of equipment. Within these fixed costs, direct personnel costs increased during the period to $283,707 (2017: $213,867).

Cost of sales for the nine months ended September 30, 2018 increased to $1,076,779 (2017: $872,847). Direct cost of sales increased to 30% of product revenue while other cost of sales increased to 47% for the nine months ended September 30, 2018 as compared to 19% and 18% respectively for the same period in 2017 as described above. The increase was principally attributable to the write off of $218,799 of the OxiChek products.

Direct cost of sales for the nine month period ended September 30, 2018 were $419,910 (2017: $446,549). Other cost of sales for the nine months ended September 30, 2018 were $656,869 (2017: $426,299).

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2018, totaled $5,117,786, which was a 110% increase as compared to $2,440,023 for the nine months ended September 30, 2017.

The table below summarizes our general and administrative expenses for the nine months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2018	2017	Percent Change
Personnel Costs	$786,781	$781,833	1%
Professional Service Costs	1,958,819	866,403	126%
Stock Market & Investor Relations Costs	382,151	320,446	19%
Other General and Administrative Costs	1,990,035	471,341	322%
Total General and Administrative Expense	$5,117,786	$2,440,023	110%

Personnel expenses increased by 1% for the nine months ended September 30, 2018 as compared to the same period of 2017.

Professional service costs increased by 126% for the nine months ended September 30, 2018 as compared to the same period of 2017. A significant increase in legal fees ($1,277,518 (2017: $568,225)), accounting and audit services ($442,416 (2017: $140,130)) and general consulting services of $134,567 (2017: $52,975) were offset partially by a decrease in engineering fees $28,883 (2017: $82,718). The increase in the legal and accounting fees were principally in connection with our Board’s recent investigation and the resulting restatement of our previously issued financials, as well in connection with litigation matters. Configuration and implementation expenses for the planned NetSuite Financial System also contributed to the increased accounting and general consulting service costs.

Stock market and investor fees increased 19% for the nine months ended September 30, 2018. The fees included costs associated with the Company’s nominated advisor, stock transfer agents, investor relations team and stock exchange fees. Investor relations fees of $181,548 (2017: $167,245) and stock exchange fees of $71,669 (2017: $37,631) contributed to the increase.

Other general and administrative expenses increased by 322%. During September of 2018, the Company made a lump sum compensation payment of $100,000 to each of the independent directors. The Board approved the settlement of the Pulse Litigation which resulted in a one-time charge of $930,000. Other categories that increased during the nine months ended September 30, 2018 included bad debt expenses $125,000 (2017: $47,471), business insurance costs totaled $233,008 (2017: $116,482) and computer expenses $87,278 (2017: $32,406) related to the licensing and implementation of the NetSuite Financial System impacted the higher costs.

Sales and Marketing Expenses

Sales and marketing expenses for the nine months ended September 30, 2018 totaled $1,334,262 which was a 3% decrease compared to $1,382,416 for the nine months ended September 30, 2017.

The table below summarizes our sales and marketing expenses for the nine months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2018	2017	Percent Change
Personnel Costs	$797,627	$702,319	14%
Professional Service Costs	181,770	204,237	(11)%
Royalties and Outside Commission Costs	165,855	192,470	(14)%
Other Sales and Marketing Costs	189,010	283,390	(33)%
Total Sales and Marketing Expenses	$1,334,262	$1,382,416	(3)%

Personnel costs increased in the nine months ended September 30, 2018 as compared to the same period of 2017. This was due to an increase in compensation, bonuses, commissions and severance payments to $651,402 (2017: $602,029) and employee benefit expenses of $37,891 (2017: $23,454).

During the nine months ended September 30, 2018, the ChubeWorkx royalty totaled $41,418 (2017: $128,109) and was partially off-set by an increase in commissions to ISRs, which were $124,437 (2017: $64,362), which contributed to the decline in royalty and outside commission costs during the nine months ended September 30, 2018.

The Company recognized significant reductions in advertising expenses ($12,167 (2017: $60,568)) due to a television commercial that was produced in 2017 and a reduction in trade show expenses ($950 (2017: $33,199)) plus smaller reductions in several other operating categories that resulted in a 33% reduction in other sales and marketing costs.

Research and Development

Research and development expenses for the nine months ended September 30, 2018 totaled $859,961, which was a 10% decrease as compared to $952,724 for the nine months ended September 30, 2017.

The table below summarizes our research and development expenses for the nine months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2018	2017	Percent Change
Personnel Costs	$571,311	$727,206	(21)%
Clinical Trial Costs	1,480	2,453	(40)%
Professional Service Costs	153,450	89,541	71%
Other Research and Development Costs	133,720	133,524	0%
Total Research and Development Expenses	$859,961	$952,724	(10)%

Personnel costs decreased 21% during the nine months ended September 30, 2018 as compared to the same period of 2017. The Company’s termination of Dr. Akers in April combined with additional reductions in the number of staff in the department resulted in the decline in personnel costs.

Professional services consisted of fees paid to engineering consultants to address production mold designs, specialized tooling and manufacturing process development, regulatory consultants to assist with governmental filings and facility certifications and the medical director. Engineering service costs increased to $106,345 (2017: $56,164), fees for the other general and regulatory consulting fees totaled $47,105 (2017: $33,377) in the nine months ended September 30, 2018.

Other Income and Expense

Other income, net of expense for the nine months ended September 30, 2018 totaled $119,560, which was a 673% increase as compared to $15,468 for the nine months ended September 30, 2017.

The table below summarizes our other income and expenses for the nine months ended September 30, 2018 and 2017 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2018	2017	Percent Change
Currency Translation (Gain)/Loss	$5,271	$(6,172)	(185)%
Interest and Dividend Income	(120,659)	(9,296)	1,198%
Other Income	(4,172)	-	N/A
Total Other Income, Net of Expenses	$(119,560)	$(15,468)	673%

Realized gains, interest and dividend income increased to $120,659 (2017: $9,296). The Company’s available capital for investment activities increased significantly due to the capital raise in December 2017 and the subsequent exercises of warrants during the nine months ended September 30, 2018 resulting in the increase in investment income.

Income Taxes

As of September 30, 2018, the Company does not believe any uncertain tax positions exist that would result in the Company having a liability to the taxing authorities. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and general and administrative expense, respectively in the consolidated statement of operations.

Liquidity and Capital Resources

For the nine months ended September 30, 2018 and 2017, the Company generated a net loss attributable to shareholders of $7,011,394 and $3,344,932, respectively. As of September 30, 2018 and December 31, 2017, the Company has an accumulated deficit of $111,857,241 and $104,845,847 and had cash (excluding restricted cash) and marketable securities totaling $6,167,451 and $5,450,039, respectively.

Our primary focus is to expand the global distribution of our PIFA Heparin PF/4 rapid assays. The Company continues commercialization of its BreathScan Alcohol detection devices and the Tri-Cholesterol assay.

We expect to continue to incur losses from operations for the near-term and these losses could be significant as we incur regulatory and commercialization related expenses. We expect that our current working capital position will be sufficient to meet our estimated cash needs for at least the next twelve months. We are closely monitoring our cash balances, cash needs and expense levels. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result in the possible inability of the Company to continue as a going concern.

We will also continue to support marketing activities of in-line products PIFA Heparin/PF4 rapid assays, PIFA PLUSS® PF4, breath alcohol detectors, METRON breath ketone tests and Tri-Cholesterol products, globally.

Capital expenditures for the nine months ended September 30, 2018 were $68,214 (2017: $37,191). As per the Company’s lease agreement, the owner of the facility will be handling most of the facility upgrades, and we anticipate financing any production and laboratory capital expenditures through working capital.

We lease our manufacturing facility which also contains our administrative offices. Our current lease was executed January 1, 2013 and is effective through December 31, 2019. The Company has leased this property from the current owner since 1997. The Company executed a lease for a satellite office in Ramsey, New Jersey on June 23, 2017 which expires May 31, 2019. The satellite office supports members of executive management and the sales and marketing team with convenient access to resources in the greater New York City area.

Our net cash consumed by operating activities totaled $5,874,664 during the nine months ended September 30, 2018. Cash was consumed by the loss of $7,011,394 plus non-cash adjustments of $173,047 for depreciation and amortization of non-current assets, $3,469 for the amortization of deferred compensation, $218,799 for the charge for obsolescence, $97,000 for the allowance of doubtful accounts, $12,106 for share based compensation to employees and $12,545 for share based compensation to non-employees less $10,633 for accrued interest and dividends on marketable securities. For the nine months ended September 30, 2018, decreases in trade receivables of $584,443, prepaid expenses – related party of $20,706 and increases in trade and other payables – related party of $7,366 and trade and other payables of $508,983 provided cash, primarily related to routine changes in operating activities. A net increase in deposits and other receivables of $13,836, deposits and other receivables – related party of $30,243, inventory of $79,162, and prepaid expenses of $367,860 consumed cash from operating activities.

Our net cash consumed by operating activities totaled $3,654,858 during the nine months ended September 30, 2017. Cash was consumed by the loss of $3,344,932 plus non-cash adjustments of $182,866 for depreciation and amortization of non-current assets, $46,239 for the reserve and write-off of doubtful accounts, $15,784 for the fair value of restricted common stock issued for services and $14,502 for share-based compensation less $148 for accrued interest and dividends on marketable securities. For the nine months ended September 30, 2017, decreases in deposits and other receivables of $2,034, trade receivables – related parties of $31,892, prepaid expenses of $68,797, prepaid expenses – related party of $38,438, and an increase in trade and other payables of $174,185 provided cash, primarily related to routine changes in operating activities. A net increase in trade receivables of $570,065, inventories of $111,486 and other assets of $9,280 and a decrease in trade and other payables – related party of $213,822 consumed cash from operating activities.

Investing and Financing Activities

The Company’s net cash provided by investing and financing activities totaled $7,237,650 (2017: $3,717,291) during the nine months ended September 30, 2018. Cash of $5,378,212 (2017: $2,746,339) was consumed by capital expenditures and the purchase of marketable securities. Proceeds from the sale of marketable securities contributed cash of $5,460,662 (2017: $2,749,119) and net proceeds from the public and private placements of common and Series B preferred stock and the exercise of warrants for Common Stock contributed $7,155,200 (2017: $3,714,511) for the nine months ended September 30, 2018.

On November 2, 2018, the Company, entered into a securities purchase agreement with certain investors (the “Purchase Agreement”) pursuant to which the Company agreed to sell an aggregate of 694,445 shares of common stock and warrants to purchase approximately 694,445 shares of common stock (the “Warrants”). The combined purchase price for one share of common stock and each Warrant will be priced at $2.88 (the “Offering”). The Purchase Agreement contains customary representations, warranties, and covenants by the Company.

Each Warrant has an initial exercise price of $3.76 per share, will be exercisable immediately after the date of issuance and will expire five years from the date it becomes exercisable. Subject to limited exceptions, a holder of the Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after the exercise. The exercise price of the Warrants, and in some cases the number of shares of common stock issuable upon exercise of the Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the common stock.

In addition, the Warrants provide that, in the event of a fundamental transaction (as such term is described in the Warrant), the holder of such Warrant, at the holder’s option, may receive, for each warrant share (as such term is described in the Warrant) that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such fundamental transaction. If holders of common stock are given any choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the alternate consideration it receives upon any exercise of the Warrant following such fundamental transaction. The Company shall cause any successor entity (as such term is described in the Warrant), at the option of the holder, to deliver to the holder in exchange for the Warrant a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Warrant which is exercisable for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of common stock acquirable and receivable upon exercise of the Warrant (without regard to any limitations on the exercise of this Warrant) prior to such fundamental transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock.

The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-214214), previously filed with the Securities and Exchange Commission on October 24, 2016 and declared effective on November 16, 2016. Such securities are being offered only by means of a prospectus.

Inquiries:

Akers Biosciences, Inc.

Howard R. Yeaton, Chief Executive Officer and interim Chief Financial Officer

Tel. +1 856 848 8698

Vigo Communications (Global Public Relations)

Ben Simons / Fiona Henson

Tel. +44 (0)20 7390 0234

Email: akers@vigocomms.com

About Akers Biosciences, Inc.

Akers Bio develops, manufactures, and supplies rapid screening and testing products designed to deliver quicker and more cost-effective healthcare information to healthcare providers and consumers. The Company has advanced the science of diagnostics while responding to major shifts in healthcare through the development of several proprietary platform technologies. The Company’s state-of-the-art rapid diagnostic assays can be performed virtually anywhere in minutes when time is of the essence. The Company has aligned with major healthcare companies and high volume medical product distributors to maximize product offerings, and to be a major worldwide competitor in diagnostics.

Additional information on the Company and its products can be found at www.akersbio.com

Cautionary Note Regarding Forward-Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, compliance with the requirements of various regulatory agencies and certain NASDAQ Stock Market listing rules, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions, as they relate to the Company, its subsidiaries, or its management. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, performance, prospects, and opportunities to may differ materially from those set forth in, or implied by, the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.